EXHIBIT NO. 4.6


                        CERTIFICATE OF DESIGNATIONS

                                    of

                SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                    of

                         ENERGY SERVICE COMPANY, INC.

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


     Energy Service Company, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on February 21, 1995 adopted the following resolution creating a series of 1,250,000 shares of Serial Preferred Stock designated as "Series A Junior Participating Preferred Stock":

          RESOLVED, that pursuant to the authority vested in the Board Directors of this Corporation in accordance with the provisions of the Restated Certificate of Incorporation, a series of Serial Pre-ferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     1. DESIGNATION AND AMOUNT. There shall be a series of Serial Prefer-red Stock that shall be designated as "Series A Junior Participating Prefer-red Stock," and the number of shares constituting such series shall be 1,250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     2.   DIVIDENDS AND DISTRIBUTION.

          (A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock and with respect to dividends and subject to Article Sixteen of the Corpora-tion's Restated Certificate of Incorporation, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Prefered Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassifi-cation or otherwise), declared on the Common Stock, par value $.10 per share, of the Corporation (the "Common Stock") since the immediate preceding
Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after February 21, 1995 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were out-standing immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph
(A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

          (C) Dividends shall begin to accrue and be cumulative on out-standing shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to acrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Partici-pating Preferred Stock entitled to receive payment of a dividend or distrbu-tion declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     3. VOTING RIGHTS. Subject to Article Sixteen of the Restated Certifi-cate of Incorporation of the Corporation, the holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

          (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corpora-tion.

          (B) Except as required by law, holders of Series A Junior Parti-cipating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote wit holders of Common Stock as set forth herein) for taking any corporate action.

     4.   CERTAIN RESTRICTIONS.

          (A) Whenever quarterly dividends or other dividends or distribu-tions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

               (i) declare or pay dividends on, make any other distribu-tions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

               (ii) declare or pay dividends on or make any other distri-butions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

               (iii) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by pub-lication (as determined by the Board of Directors) to all holders of Series
A Junior Participating Preferred Stock, or to such holders and holders of any such shares ranking with a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Cor-poration to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     5.   REACQUIRED SHARES.   Any shares of Series A Junior Participating
Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Serial Preferred Stock and may be reissued as part of a new series of Serial Perferred Stock to be created by resolution or resoluctions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

     6.   LIQUIDATION, DISSOLUTION OR WINDING UP.   (A)  Subject to Article
Sixteen of the Restated Certificate of Incorporation, upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid divi-dends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distri-butions shall be made to the holders of shares of Series A Junior Participa-ting Preferred Stock unless, prior thereto and subject to Article Sixteen of the Restated Certificate of Incorporation of the Corporation, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of (1) Series A Junior Participating Preferred Stock and (2) Common Stock, respectively, (a) holders of Series A Junior Participating Preferred Stock and (b) holders of shares of Common Stock shall, subject to the prior rights of all other classes and series of stock of the Corporation, if any, ranking prior thereto, and sub-ject to Article Sixteen of the Restated Certificate of Incorporation of the Corporation, receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to (x) the Series A Junior Participating Preferred Stock and (y) the Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then, subject to Article Sixteen of the Restated Certificate of Incorporation of the Corporation, such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, how-ever, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distribu-ted ratably to the holders of Common Stock.

          (C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
Section 6.

     7.   CONSOLIDATION, MERGER, ETC.   In case the Corporation shall enter
into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchangd for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     8.   NO REDEMPTION.   Shares of Series A Junior Participating Preferred
Stock shall not be subject to redemption by the Company.

     9.   RANKING.   The Series A Junior Participating Preferred Stock shall
rank junior to all series of First Preferred Stock and all other series of the Serial Preferred Stock as to the payment of dividends and the distribu-tion of assets, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

     10.  FRACTIONAL SHARES.   Series A Junior Participating Preferred Stock
may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

     11.  RESTRICTION ON TRANSFER OF SHARES.   (A) In accordance with Article
Sixteen of the Restated Certificate of Incorporation of the Corporation, any transfer, or attempted or purported transfer, of any shares of Series A Junior Participating Preferred Stock, or any interest therein or right there-of, which would result in the ownership or control by one or more Aliens (as defined in the Restated Certificate of Incorporation of the Corporation) of an aggregate percentage of the shares of capital stock of the Corporation or of any interest therein or right thereof in excess of the Permited Percentage (as defined in the Restated Certificate of Incorporation of the Corporation) shall, to the full extent permitted by law, and for so long as such excess shall exist, be void and shall be ineffective as against the Corporation, and the Corporation shall not recognize, to the extent of such excess, the pur-ported transferee as a shareholder of the Corporation for any purpose whatso-ever except for the purpose of making a further transfer to a person not an Alien; provided, however, that such shares, to the extent of such excess, may nevertheless be deemed to be Alien owned shares for the purposes of Article Sixteen of the Restated Certificate of Incorporation of the Corporation.

         (B) The Board of Directors is hereby authorized to take such other action as it may deem necessary or desirable to implement the restriction set forth in subsection (A) above, including without limitation, (1) requiring, as a condition to transfer, representations and other proof as to the identity of existing or prospective holders of Series A Junior Participating Preferred Stock and persons on whose behalf shares of Series A Junior Parti-cipating Preferred Stock or any interest therein or right thereof are or are to be held and as to whether or not such persons are Aliens, and (2) establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstnding shares of Series A Junior Participating Preferred Stock, are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof is owned or controlled by an Alien.

         (C) The effectiveness of this Section 11 shall terminate at such time as the effectiveness of Article Sixteen of the Restated Certificate of Incorporation of the Corporation shall terminate in accordance with its terms.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 23rd day of February, 1995.


                                        ENERGY SERVICE COMPANY, INC.

                                        By:  /s/ C. CHRISTOPHER GAUT
                                             ----------------------------
                                             C. Christopher Gaut
                                             Vice President and
                                             Chief Financial Officer